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                                                                   EXHIBIT 10.36



                                                              Date


Dear              :

         This letter is to confirm our discussions. Pursuant to Section 14(D) of the Employment Agreement between The Mutual Life Insurance Company of New York and you dated , this letter will serve to amend the terms of that Agreement.

         Section 8(A)(4) currently reads as follows:

         "8(A)(4) Employee Benefits. All cash payments made pursuant to this
         Section 8(A) shall be benefit-bearing."

          We agree that this section is hereby deleted from the Agreement and that Sections 8(A)(5) and 8(A)(6) are now new Sections 8(A)(4) and B(A)(5), respectively.

         Please sign and date the two original copies of this letter. One copy should be retained for your files. The other should be returned to me at your earliest convenience.

[SEAL]                                               The Mutual Life Insurance
Attest:                                              Company of New York


                                                     By:


                                                     Read and Accepted by:
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                              EMPLOYMENT AGREEMENT

AGREEMENT between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK a mutual company organized under the laws of the State of New York (the "Company"), and
(the "Executive"), dated as of               (the "Agreement Date").

To insure continuity of the Company's senior management team the parties wish to record in this Agreement terms which provide the Executive with contractual rights to compensation and benefits currently being provided on an informal basis.

The Company and the Executive agree as follows:

         1. OPERATION AND TERM OF AGREEMENT

         This Agreement shall be effective as of the Agreement Date and shall continue until the Expiration Date. The Expiration Date shall initially be , but commencing on that date, and each thereafter, the Expiration Date shall automatically be extended by one additional year unless, not later than , the Company gives notice to the Executive that it will not extend the Expiration Date.

         2. CERTAIN DEFINITIONS

         (A) Period of Employment. Commences on the Agreement Date and ends on the Expiration Date or the Termination Date, whichever is earlier.

         (B) Contract Term. Commences on the Agreement Date and ends on the Expiration Date.

         (C) Termination Date. The date when the Executive's employment with the Company ceases.

         3. EXECUTIVE'S RESPONSIBILITIES

         (A) Position, Duties, Responsibilities. The Executive shall serve in the position of .

         (B) Best Efforts. The Executive shall devote his full time, best efforts, and undivided attention to the Company's affairs, except for reasonable vacations or illness or incapacity. Performance objectives have been established by the Chief Executive Officer for the Company and for the Executive. The Executive agrees to work diligently to achieve such performance objectives. The Executive shall perform his duties with that degree of care and skill expected of executives of similar rank at companies of comparable size and complexity.

         4. RESTRICTIVE COVENANTS

         (A) Noncompetition. During the Period of Employment and for the six-month period immediately following, the Executive shall not, directly or indirectly, in


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any capacity, engage in any business which is substantially competitive with any business then actively conducted by the Company, and the Executive shall not consult with or advise any such competitive business or otherwise, directly or indirectly, engage in any activity which is substantially competitive with or in any way adversely affects any activity of the Company.

         (B) Nondisclosure. The Executive shall not make use of, disclose, divulge, or make accessible to any third party any information of a confidential nature about the Company known to the Executive in the course of his employment until such information has come into the public domain.

         (C) Specific Performance and Injunctive Relief. The Executive agrees that the Company will suffer irreparable injury if the provisions of this
Section 4 are not honored, that damages resulting from such injury will be incapable of being precisely measured, and that the Company will not have an adequate remedy at law to redress the harm which such violation shall cause. Accordingly, the Executive agrees that the Company shall have the rights and remedies of specific performance and injunctive relief, in addition to any other rights or remedies that may be available at law or in equity, in respect of any failure, or threatened failure, on the part of the Executive to comply with the provisions of this Section 4, including, but not limited to, temporary restraining orders and temporary injunctions to restrain any violation or threatened violation of this Agreement by the Executive.

         5. COMPENSATION, PERQUISITES AND EMPLOYEE BENEFITS

         (A) Base Compensation. The Executive shall receive annual base compensation at a rate not less than the rate in effect on the Agreement Date, which shall be adjusted thereafter in accordance with the Company's regular administrative practices generally applicable to its senior executives.

         (B) Incentive Compensation. The Executive shall be a participant in the Company's Annual Incentive Compensation Plan and Equity Share Plan (the "Incentive Plans"), as in effect on the Agreement Date and with such changes or other incentive compensation plans as may from time to time be adopted in accordance with the Company's practices. The Executive shall be entitled to participate in other incentive compensation plans generally available to senior executives of the Company.

         (C) Perquisites. During the Period of Employment, the Executive shall be entitled to perquisites and fringe benefits generally available to officers of his rank at the Company.

         (D) Employee Benefits. The Executive shall be entitled to all employee benefit plans and programs in effect for senior executives of the Company on the Agreement Date ("Benefit Plans"), with such changes as may from time to time be made in accordance with the Company's practices. The Executive shall be entitled to participate in any employee benefit plans and programs generally available to senior executives of the Company.


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         6. DEATH

         If the Executive should die during the Period of Employment, his employment shall be deemed to have ceased on the last day of the month in which death shall have occurred.

         7. TERMINATION

         (A) Cause. The Company shall have the right at any time to terminate the Executive's employment with the Company. The termination shall be deemed to be for "Cause" only if such termination shall be the result of:

                  (i) the conviction of the Executive upon a charge of any crime involving moral turpitude;

                  (ii) the commission by the Executive of any act of fraud, misrepresentation, or dishonesty;

                  (iii) a failure by the Executive during the Period of Employment (except by reason of incapacity due to illness or accident) to comply with the provisions of this Agreement relating to the time and best efforts to be devoted by the Executive to the affairs of the Company, or to materially meet the performance objectives and expectations referred to in Section 3(B) above;

                  (iv) the Executive's misconduct or negligence in performing his duties at the Company; or

                  (v) the Executive's engaging in activities which place the Executive in direct or indirect conflict with the Company;

         (B) Good Reason. The Executive shall have the right at any time to terminate the Executive's employment with the Company. The termination shall be deemed to be for "Good Reason" only if such termination shall be the result of:

                   (i) a material reduction in the level of the Executive's annual base compensation in effect on the Agreement Date or as such level may be increased from time to time; the failure by the Company to continue the Executive's participation in the Incentive Plans and Benefit Plans as provided in Section 5; provided that Good Reason shall not include a reduction in annual base compensation or in the benefits under the Incentive Plans or the Benefit Plans that is the result of
         (a) a program of reduction that is generally applicable to officers of the Company or to participants in such plans or (b) any discretionary determination permitted under the terms of the Incentive Plans or the Benefit Plans; or

                  (ii) a material adverse alteration in the Executive's position, powers, authority, duties, responsibilities; removal, during the Period of Employment, of the Executive from the office he held as of the Agreement Date;


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         provided that Good Reason shall not include any such alteration or removal resulting solely from the consummation of a proposal that is under consideration on the Agreement Date to dispose of the Company's pension business.

         (C) Termination Procedure; Arbitration.

         (1) Notice. (a) Notice of termination shall be provided in writing by the Company or the Executive, as applicable, and shall specify the date as of which the Executive's employment shall be deemed to have ceased, which date shall in no event be earlier than 60 days or later than 90 days from the date of such notice.

         (b) In the event that the Company elects to terminate employment for Cause, the notice shall also state that the Executive was guilty of conduct set forth in Section 7(a), with the particulars thereof specified in reasonable detail.

         (c) In the event that the Executive elects to terminate employment for Good Reason, the notice shall also specify the reason for such termination, as set forth in Section 7(b), with the particulars thereof specified in reasonable detail, and shall be given, except in the case of a continuing breach, within 10 days after the most recent event giving rise to Good Reason.

         (2) Cure. In the case of the Executive's allegation of Good Reason, the Company shall be given the opportunity to cure within 30 days from its receipt of the notice, or take all reasonable steps to that end during such 30-day period and thereafter.

         (3) Arbitration. The Company and the Executive will submit to arbitration in accordance with the rules of the American Arbitration Association before a tribunal located in New York City, within three months of the time it arises, any controversy, claim or disagreement arising out of or concerning the interpretation, application, or enforcement of this Agreement.

         The decision and award of the arbitrator is intended to be final and binding between the parties and shall be enforceable in any court of competent jurisdiction. The parties agree that, upon the issuance of an arbitrator's decision and award, judgment in any court of competent jurisdiction shall be rendered on the award and entered so as to enforce its provision.

         8. CONSEQUENCES OF TERMINATION

         (A) Termination by the Company Other Than for Cause or by the Executive for Good Reason. In the event of a termination by the Company of the Executive's employment other than for Cause or by the Executive for Good Reason, the Company shall, as liquidated damages, pay to the Executive and provide him, in lieu of all other rights, remedies, damages and relief to which he might otherwise be entitled, with the benefits described below:

         (1) Severance. A lump-sum payment in an amount equal to annual base compensation in effect on the Termination Date, multiplied by one. This amount shall be


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reduced by any severance payments made to the Executive under any other employment contract or severance arrangement with the Company.

         (2) Incentive Compensation. The Executive shall receive as additional severance: (a) any incentive compensation earned with respect to the calendar year immediately preceding the Termination Date but not yet paid; and (b) incentive compensation with respect to the calendar year in which the Termination Date shall occur, in both cases in an amount determined by the Chief Executive (which shall not be less than 50% of Executive's base compensation in each case).

         (3) Perquisites. At the discretion of the Chief Executive Officer, the Executive may receive as additional severance the value of the perquisites to which the Executive is entitled under 5(C) above immediately before the Termination Date and such other items (such as personal computers) as the Chief Executive Officer shall determine. The Company shall provide the reasonable cost of shipping personal files and other personal property of the Executive to the location designated by the Executive.

         (4) Employee Benefits. All cash payments made pursuant to this Section 8(A) shall be benefit-bearing

         (5) Split Dollar Policy. The Company shall keep-in effect, for the life of the Executive, the split-dollar life insurance policy maintained for the Executive immediately prior to the Termination Date. The Company and the Executive shall retain their respective obligations to pay premiums in accordance with the terms of the policy.

         (6) Automobile. If the Executive has a Company-furnished automobile, the Company shall deliver title to such automobile to the Executive at no additional cost to the Executive. At the Company's election, the Company may elect to continue lease payments to the end of the lease term on the automobile before delivering title to the Executive.

         (B) Termination by the Company for Cause or by the Executive Other Than for Good Reason. In the event of a termination by the Company of the Executive's employment for Cause or by the Executive other than for Good Reason, the Executive shall be entitled only to the compensation and benefits required by law upon termination of employment.

         (C) Time of Payment. All lump-sum payments to be made by the Company under this Section 8 shall be made within five days after the Termination Date.

         9. WITHHOLDING

         All payments shall be subject to the withholding of such amounts, if any, relating to tax, excise tax, and other payroll deductions as the Company may determine it should withhold.


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         10. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

         (A) Indemnification and Insurance. The Company will indemnify the Executive (including payment of expenses in advance of final disposition of the proceeding) to the fullest extent permitted by the laws of the State of New York and the Charter and By-Laws of the Company; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain for the benefit of its directors and officers, against all costs, charges, and expenses whatsoever incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or affiliates or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

         (B) Legal Expenses. In the event of any arbitration between the Company and the Executive with respect to the subject matter of this Agreement, the Company shall reimburse the Executive, should the Executive prevail, for all of his reasonable costs and expenses relating to such arbitration, including, without limitation, reasonable attorneys' fees and expenses. In no event shall the Executive be required to reimburse the Company for any of the costs or expenses relating to such arbitration.

         11. NOTICES

         All notices and other communications shall be in writing and shall be sufficiently given when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:                                          To the Executive:

MONY                                                     MONY
1740 Broadway                                            1740 Broadway
New York, NY 10019                                       New York, NY 10019
Attention: General Counsel



with an additional copy to the Executive at the home address listed on the signature page hereto (or to such changed address as the Executive may have given by a similar notice) .

         12. NON-SOLICITATION, NON-HIRE

         For one year following the Termination Date, the Executive will not directly or indirectly solicit or otherwise induce any person employed by the Company (or affiliated with the Company as a field underwriter) to terminate his or her employment with the Company, nor will he hire a current Company employee or field underwriter.


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         13. BUSINESS GOODWILL

         For one year following the Termination Date, the parties shall make no comments which are adverse to the other party's interests or which reflect negatively on the other party.

         14. GENERAL PROVISIONS

         (A) Other Existing Rights. Except as specifically set forth in this Agreement, this Agreement shall not supersede any right of the Executive to compensation or benefits under any other agreement relating to terms of employment or under any other plan, program, or practice of the Company existing as of the Termination Date. Any compensation or benefits thereunder shall be paid to the Executive in accordance with the terms thereof without limitation by this Agreement.

         (B) Limitation. This Agreement shall not confer any right or impose any obligation on the Executive to continue in the employ of the Company, or limit the right of the Company or the Executive to terminate his employment.

         (C) Assignment of Interest. No right to or interest in any payments shall be assignable by the Executive.

         (D) Amendment, Modification and Waiver. This Agreement may not be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing signed by the Executive and by a duly authorized Company officer.

         (E) Enforceability. If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

         (F) Entirety of Agreement. This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof. Any compensation or benefits to which the Executive is entitled under this Agreement shall be provided based solely upon its terms, without regard to any materials used in the preparation or consideration of this Agreement, including any summary of terms or estimate of amounts relating to this Agreement.

         (G) Conflict of Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         (H) Confidentiality. The parties will treat the terms of this Agreement as confidential.

         (I) Availability. The Executive will make himself available, upon request by the Company, in connection with any proceeding, legal or regulatory, as a


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witness on behalf of the Company. The Company will pay all reasonable expenses in connection with this provision.

         (J) Non-Waiver of Breach. No action or inaction by the Company shall be deemed, in law or equity, to be a waiver of any breach of this Agreement by the Executive.

         (K) Rehabilitation. This Agreement shall be null and void in the event that the New York State Superintendent of Insurance is named rehabilitator under
Article 74 of the New York State Insurance Law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[SEAL]                                                 THE MUTUAL LIFE INSURANCE
Attest:                                                COMPANY OF NEW YORK



                                                       By:


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